Exhibit 99.1

201 Technology Drive • Irvine • California • 92618 Telephone: (949) 450-5400 Facsimile: (949) 450-5300 Email: IR@endocare.com Website: www.endocare.com
FOR RELEASE on May 27, 2009 at 6:00 am (EDT)

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Michael R. Rodriguez, CFO
Allen & Caron, Inc.	Allen & Caron, Inc.	Endocare, Inc.
(949) 474-4300	(949) 474-4300	(949) 450-5400
matt@allencaron.com	len@allencaron.com	www.endocare.com
www.allencaron.com	www.allencaron.com
ENDOCARE RECEIVES NASDAQ DEFICIENCY LETTER REGARDING STOCKHOLDERS’ EQUITY
IRVINE, CA (May 27, 2009) . . . Endocare, Inc. (NASDAQ: ENDO), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, today announced that on May 20, 2009 the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended March 31, 2009, NASDAQ has determined that the Company’s stockholders’ equity does not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market as required by NASDAQ Marketplace Rule 5550(b)(1).
     As provided in the NASDAQ Marketplace Rules, the Company has the opportunity to submit to NASDAQ a specific plan and timeline to achieve and sustain compliance. The Company intends to submit to the NASDAQ staff in a timely manner a plan to continue listing on The NASDAQ Capital Market. Under NASDAQ Marketplace Rules, the Company must submit its plan by June 4, 2009, and, if it is accepted, the Company will then be given up to 105 calendar days from the date of the May 20 letter to regain compliance.
About Endocare
     Endocare, Inc.—www.endocare.com— is an innovative medical device company providing minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung and liver and palliative intervention (treatment of pain associated with metastases).
     Statements in this press release that are not historical facts are forward-looking statements, including those relating to Endocare’s plans for regaining compliance with the NASDAQ rules, that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in Endocare’s Registration Statement on Form S-4 relating to the merger, Forms 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, the following items: uncertainty relating to HealthTronics’ proposal to acquire Endocare and the effects of such proposal; failure to receive stockholder approval of the Galil merger or concurrent financing; the timing and receipt of regulatory approvals; the possibility that the anticipated benefits from the Galil merger cannot be fully realized, if at all, or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Galil’s operations into Endocare will be greater than expected; the ability of the combined company to retain and hire key personnel; Endocare has a limited operating history with significant losses and losses may continue in the future; Endocare may require additional financing to sustain its operations and without it Endocare may not be able to continue operations; Endocare’s ability to extend the maturity on its line of credit; Endocare’s business may be materially and adversely impacted by the loss of Endocare’s largest customer, which is an affiliate of HealthTronics, or the reduction, delay or cancellation of orders from this customer or if this customer delays payment or fails to make payment; Endocare may be required to make state and local tax payments that exceed Endocare’s settlement estimates; uncertainty regarding the ability to convince health care professionals and third party payers of the medical and economic benefits of Endocare’s products; uncertainty relating to third party reimbursement; the risk that intense competition and rapid technological and industry change may make it more difficult for Endocare to achieve significant market penetration; and uncertainty regarding the ability to secure and protect intellectual property rights relating to Endocare’s technology. The actual results that Endocare achieves may differ materially from any forward-looking statements due to such risks and uncertainties. There can be no assurance that the proposed merger and financing will in fact be consummated, or that Endocare’s board of directors will determine that HealthTronics’ proposal constitutes a “Superior Proposal” under its merger agreement with Galil or, if it makes such a determination, that a transaction with HealthTronics will be consummated. Except as otherwise required by law, the Company undertakes no obligation to revise, or update publicly, any forward-looking statements for any reason.
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